As filed with the Securities and Exchange Commission on May 17, 2011

Registration No. 333-144359
Registration No. 333-122021
Registration No. 333-106082
Registration No. 333-90400
Registration No. 333-73170
Registration No. 333-82755
Registration No. 333-74733

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 REGISTRATION STATEMENT NO. 333-144359

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 REGISTRATION STATEMENT NO. 333-122021

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 REGISTRATION STATEMENT NO. 333-106082

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 REGISTRATION STATEMENT NO. 333-90400

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 REGISTRATION STATEMENT NO. 333-73170

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 REGISTRATION STATEMENT NO. 333-82755

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 REGISTRATION STATEMENT NO. 333-74733

UNDERTHE SECURITIES ACT OF 1933
______________________

CARDIOGENESIS CORPORATION

(Exact name of Registrant as specified in its charter)

California	77-0223740
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

c/o CryoLife, Inc.
1655 Roberts Boulevard, NW
Kennesaw, Georgia 30144
(770) 419-3355

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

EMPLOYEE STOCK PURCHASE PLAN
STOCK OPTION PLAN
DIRECTOR STOCK OPTION PLAN
1996 EMPLOYEE STOCK PURCHASE PLAN
CARDIOGENESIS 1996 EMPLOYEE STOCK PURCHASE PLAN
CARDIOGENESIS 1996 DIRECTORS STOCK OPTION PLAN
CARDIOGENESIS 1996 EQUITY INCENTIVE PLAN
CARDIOGENESIS 1993 EQUITY INCENTIVE PLAN

(Full title of the plans)

Steven G. Anderson
President and Chief Executive Officer
Cardiogenesis Corporation

c/o CryoLife, Inc.
1655 Roberts Boulevard, NW
Kennesaw, Georgia 30144
(770) 419-3355

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
______________________
Copy to:

B. Joseph Alley, Jr., Esq.	Jeffrey W. Burris, Esq.
Arnall Golden Gregory LLP	Vice President and General Counsel
Suite 2100	CryoLife, Inc.
171 17th Street, NW	1655 Roberts Boulevard, NW
Atlanta, Georgia 30363-1031	Kennesaw, Georgia 30144
(404) 873-8500	(770) 419-3355

______________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b- 2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	(do not check if a smaller reporting company)	Smaller reporting company	☑

DEREGISTRATION OF SECURITIES

Cardiogenesis Corporation (the “Company”) is filing these Post-Effective Amendments (these “Post-Effective Amendments”) to the following Registration Statements on Form S-8 (collectively, the “Prior Registration Statements”) in order to deregister certain shares of the Company’s common stock, no par value (the “Common Stock”), thereby registered for offer or sale pursuant to the Company’s Employee Stock Purchase Plan, Stock Option Plan, Director Stock Option Plan, 1996 Employee Stock Purchase Plan, Cardiogenesis 1996 Employee Stock Purchase Plan, Cardiogenesis 1996 Equity Incentive Plan, Cardiogenesis 1996 Directors Stock Option Plan and Cardiogenesis 1993 Equity Incentive Plan:

(i) Registration No. 333-144359, filed on July 5, 2007, registering an aggregate of 1,650,000 shares of Common Stock under the Stock Option Plan, Employee Stock Purchase Plan and Director Stock Option Plan.

(ii) Registration No. 333-122021, filed on January 13, 2005, registering an aggregate of 1,950,000 shares of Common Stock under Stock Option Plan, Employee Stock Purchase Plan and Director Stock Option Plan.

(iii) Registration No. 333-106082, filed on June 13, 2003, registering an aggregate of 6,803,171 shares of Common Stock under the Stock Option Plan, 1996 Employee Stock Purchase Plan and Director Stock Option Plan.

(iv) Registration No. 333-90400, filed on June 13, 2002, registering an aggregate of 1,750,000 shares of Common Stock under the Stock Option Plan and Director Stock Option Plan.

(v) Registration No. 333-73170, filed on November 13, 2001, registering an aggregate of 800,000 shares of Common Stock under the Stock Option Plan and 1996 Employee Stock Purchase Plan.

(vi) Registration No. 333-82755, filed on July 13, 1999, registering an aggregate of 1,375,000 shares of Common Stock under the Stock Option Plan, 1996 Employee Stock Purchase Plan and Director Stock Option Plan.

(vii) Registration No. 333-74733, filed on March 19, 1999, registering an aggregate of 1,739,000 shares of Common Stock under the Cardiogenesis 1993 Equity Incentive Plan, Cardiogenesis 1996 Equity Incentive Plan, Cardiogenesis 1996 Directors Stock Option Plan and Cardiogenesis 1996 Employee Stock Purchase Plan.

On May 17, 2010, pursuant to an Amended and Restated Agreement and Plan of Merger, dated as of April 14, 2011, by and among CryoLife, Inc., a Florida corporation (“Parent”), CL Falcon, Inc., a Florida corporation and a wholly-owned indirect subsidiary of Parent (“Merger Sub”), and the Company, Merger Sub merged with and into the Company, with the Company continuing as the surviving corporation (the “Merger”).

In connection with the Merger, the offerings pursuant to the Prior Registration Statements have been terminated. In accordance with undertakings made by the Company in the Prior Registration Statements to remove from registration, by means of post-effective amendments, any of the securities registered pursuant to the Prior Registration Statements that remain unsold/unissued at the termination of the offerings, the Company hereby removes from registration all shares of Common Stock and options to purchase Common Stock registered under the Registration Statements but not sold/issued under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Prior Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on May 17, 2011.

CARDIOGENESIS CORPORATION.

By:	/s/ D.A. Lee
D. Ashley Lee
Executive Vice President, CFO, COO, and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Steven G. Anderson	President, Chief Executive Officer, and Director	May 17, 2011
Steven G. Anderson	(Principal Executive Officer)

/s/ D.A. Lee	Executive Vice President, CFO, COO and Treasurer and Secretary	May 17, 2011
D. Ashley Lee	(Principal Financial and Accounting Officer)